Frederick, Maryland -- January 30, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that its Board of Directors has approved a Share Exchange Offer for its stockholders enabling them to exchange their shares of common stock into $25 Convertible Preferred Class A stock. Under the terms of this Offer, for every five shares of common stock tendered stockholders shall receive one share of the new preferred stock. Premier will retire the common stock tendered in this Offer which expires on February 28, 2003.

Premier presently has 5,350,000 shares of common stock issued and outstanding. Based on discussions with some of Premier's largest stockholders and insider pledges, Premier anticipates having between 1,800,000 and 2,200,000 million shares of common stock issued and outstanding after this Offer.

The newly issued $25 Convertible Preferred Stock Class A will pay an annual 4% dividend payable in preferred stock. After holding the preferred stock for a minimum of one year, the holder may opt to convert it into registered shares of common stock at a ratio of five shares of common stock for each share of preferred stock converted. Additionally, Premier may call for the conversion of the preferred stock at any time after one year. Each share of preferred stock carries five votes in all stockholder voting matters. The preferred stock will be restricted stock issued in accordance with Rule 144 and, as such, will not trade on a public exchange.

Eric R. Boyer, Premier's President, stated, "The majority of our issued stock is presently under a lock-up agreement that expires later this year. Through this Offer we will be able to keep those shares - and possibly some additional shares
- locked up for at least another year. Not only should this lead to enhanced shareholder returns, but it should make Premier a more attractive suitor to prospective merger and acquisition candidates. Myself and Premier's other insiders will participate in this Offer. I look forward to sharing other exciting developments as they occur."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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